NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders of Brascan Corporation (the “Corporation”) will be held in the Design Exchange, 234 Bay Street, Toronto, Canada on Friday, April 30, 2004 at 10:30 a.m., Toronto time, for the following purposes:

1)	to receive the annual report to shareholders, including the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2003, together with the auditors’ report thereon;

2)	to consider and, if thought advisable, pass a special resolution (the “Special Resolution”) authorizing an amendment to the articles of the Corporation to reduce the number of directors from 18 to 16;

3)	to elect directors for the ensuing year;

4)	to consider and, if thought advisable, to pass a resolution (the “Plan Resolution”) authorizing an amendment to the Corporation’s Management Share Option Plan increasing the number of Class A Limited Voting shares which may be issued under the Plan;

5)	to appoint auditors for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditors; and

6)	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Management Information Circular accompanying this Notice provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.

If you are not able to attend the meeting in person or if you wish to vote in advance of the meeting, you are invited to vote by signing and returning the enclosed form of proxy in the envelope provided for that purpose. Proxies to be used at the meeting must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Wednesday, April 28, 2004 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

By Order of the Board of Directors

[Signed]

ALAN V. DEAN
Toronto, Canada	Senior Vice-President
March 26, 2004	and Secretary

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

PART ONE	–	Voting Information	1
PART TWO	–	Business of the Meeting
		1. Annual Report and Financial Statements	3
		2. Decrease in the Number of Directors	3
		3. Election of Directors	4
		4. Amendment to the Management Share Option Plan	10
		5. Appointment of Auditors	11
PART THREE	–	Executive Compensation Report	12
PART FOUR	–	Statement of Corporate Governance Practices	18
PART FIVE	–	Other Information	22
SCHEDULE A	–	TSX Corporate Governance Guidelines	25
SCHEDULE B	–	Special Resolution Relating to a Decrease in the Number of Directors	28
SCHEDULE C	–	Resolution Relating to an Amendment to the Management Share Ownership Plan	28

MANAGEMENT INFORMATION CIRCULAR

PART ONE – VOTING INFORMATION

SOLICITATION OF PROXIES

This Management Information Circular (“Circular”) is furnished in connection with the solicitation by the management of Brascan Corporation (“Brascan” or the “Corporation”) of proxies to be used at the Annual and Special Meeting of Shareholders of the Corporation (the “meeting”) referred to in the accompanying Notice of Meeting (the “Notice”) to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation.

The information contained in this Circular is given as at March 16, 2004, unless otherwise indicated. The Corporation operates in U.S. dollars and reports financial results in U.S. dollars. Accordingly, all financial information in this Circular is in U.S. dollars, at the December 31, 2003 exchange rate of US$1.00 to Cdn$1.30, unless otherwise indicated.

APPOINTMENT OF PROXIES

The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Wednesday, April 28, 2004 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

NON-REGISTERED HOLDERS

Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the accompanying Notice, this Circular, the enclosed form of proxy and the Corporation’s 2003 annual report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2003) (collectively, the “meeting materials”) to the depository and Intermediaries for onward distribution to Non-Registered Holders.

Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

a)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

b)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise incomplete. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario M5A 4K9 as described above. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

REVOCATION

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or (3) in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.

VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives in favour of the Special Resolution to decrease the number of directors, for the election of directors, for the amendment to the Management Share Option Plan and for the appointment of auditors, as indicated under those headings in this Circular.

The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.

VOTING SHARES

As at February 29, 2004, the Corporation had outstanding 170,508,074 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Friday, March 19, 2004, the record date (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy. In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” above.

As set out below under “Decrease in Number of of Directors”, the Special Resolution to reduce the number of directors from 18 to 16 must be approved by two-thirds of the votes cast by holders of Class A Limited Voting Shares and by two-thirds of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the Special Resolution. As set out below under “Election of Directors”, holders of Class A Limited Voting Shares will be entitled, as a class, to elect one-half of the board of directors of the Corporation, and holders of Class B Limited Voting Shares will be entitled, as a class, to elect the other one-half of the board of directors. As set out below under “Amendment to the Management Share Ownership Plan”, the resolution to amend the Plan must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares who vote in respect of the Plan Resolution. As set out below under “Appointment of Auditors”, the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.

PRINCIPAL HOLDERS OF VOTING SHARES

To the knowledge of the directors and officers of the Corporation, the only person or corporation that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is Partners Limited (“Partners”, formerly EdperPartners Limited) and its shareholders, who collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 30 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of the Corporation on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of the Corporation. These shareholdings include Class A Limited Voting Shares held through BNN Investments Ltd., a TSX listed public company which owns 9.6 million Class A Limited Voting Shares of the Corporation. Fourteen shareholders of Partners own common shares of BNN Investments Ltd.

Partners’ operations are governed by a shareholders’ agreement to which each shareholder is a party. Shareholders of Partners have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of Partners. In addition, shareholders holding two-thirds of the shares of Partners can at any time require a shareholder of Partners to sell his or her shares based on the stock market price of the Corporation’s Class A Limited Voting Shares at the time. The shareholders’ agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares, any sale of an interest in Partners will only be made to other shareholders; (ii) any changes to the company’s by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of Partners’ common shares; and (iii) Partners will offer to purchase 10% of Partners’ outstanding shares annually based on the stock market price of the Corporation’s Class A Limited Voting Shares, subject to its financial capability at the time.

Partners is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brascan’s Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that Partners has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from Partners; and (ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by Partners of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving the sale of shares by not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of Partners to a purchaser who is or will become a shareholder of Partners and will not hold more than 20% of Partners’ outstanding shares as a result of the transaction.

As at March 16, 2004, there were 37 shareholders of Partners, none of whom hold more than a 15% effective equity interest in Partners. These shareholders are: Gordon E. Arnell, David D. Arthur, Alex G. Balogh, Jeffrey M. Blidner, Richard B. Clark, Ian G. Cockwell, Jack L. Cockwell, Jack Delmar, Steven J. Douglas, J. Bruce Flatt, Dominic Gammiero, Harry A. Goldgut, Peter Gordon, Lynda C. Hamilton, Robert J. Harding, Lars-Eric Johansson, Brian G. Kenning, David W. Kerr, Trevor D. Kerr, Edward C. Kress, Brian D. Lawson, Richard Legault, Frank N.C. Lochan, Cyrus Madon, Andrew I. Maleckyj, Marcelo J.S. Marinho, George E. Myhal, Allan Norris, Derek G. Pannell, Sam J.B. Pollock, Timothy R. Price, Aaron W. Regent, Bruce K. Robertson, Martin Shady, A. Paulo Sodré, John C. Tremayne and John E. Zuccotti. Partners and an investment fund, formed and financed by Partners, distributed $4.8 million of dividends and investment income to its shareholders in respect of the year ended December 31, 2003.

PART TWO – BUSINESS OF THE MEETING

1. ANNUAL REPORT AND FINANCIAL STATEMENTS

The Annual Financial Statements of the Corporation for the fiscal year ended December 31, 2003 are included in the Corporation’s 2003 Annual Report, which is being mailed to shareholders with this Circular. The Annual Report will be placed before the shareholders at the meeting.

2. DECREASE IN THE NUMBER OF DIRECTORS

The board of directors is currently comprised of eighteen directors. At the meeting, shareholders will be asked to consider and, if thought fit, to pass the Special Resolution, the form of which is attached as Schedule B to this Circular on page 28, authorizing an amendment to the articles of the Corporation to decrease the number of directors from eighteen to sixteen, thereby decreasing the number of directors elected by the holders of the Class A and Class B Limited Voting Shares in each case from nine to eight. In order to become effective, the Special Resolution must be approved by two-thirds of the votes cast by the holders of Class A Limited Voting Shares who vote in respect of the resolution and by two-thirds of the votes cast by the holders of Class B Limited Voting Shares who vote in respect of the resolution, in each case present or represented at the meeting by proxy, in accordance with the provisions of the Business Corporations Act (Ontario).

On any ballot that may be called for on the Special Resolution, the management representatives named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled in favour of the Special Resolution, unless the shareholder who has given such proxy had directed that the shares be voted against the Special Resolution.

3. ELECTION OF DIRECTORS

If the Special Resolution attached as Schedule B to the Circular is approved by the shareholders, the board of directors of the Corporation will consist of sixteen members, all of whom are to be elected at this meeting. The articles of the Corporation provide that holders of Class A Limited Voting Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation, and that holders of Class B Limited Voting Shares are entitled, as a class, to elect the other one-half of the board of directors.

The articles of the Corporation also provide that each shareholder of a class or series of shares of the Corporation entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among such candidates, the shareholder will be deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted.

On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy to be completed by holders of Class A Limited Voting Shares intend to cast the votes to which the Class A Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class A Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

In addition, on any ballot that may be called for in the election of directors, the management representatives designated in the form of proxy to be completed by the holders of Class B Limited Voting Shares intend to cast the votes to which the Class B Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class B Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

If a shareholder wishes to distribute the shareholder’s votes other than equally among the nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy. Management has received consents from the proposed nominees to serve as directors, but if, for any reason, prior to the meeting any of the proposed nominees is unable to serve as a director, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.

Nominees for Directors

The following pages set out the names of the persons proposed to be nominated for election as directors by the holders of Class A Limited Voting Shares and by the holders of Class B Limited Voting Shares, each to hold office until the next annual meeting or until a successor is elected or appointed, along with all major positions and offices currently held in the Corporation or any of its significant associated companies held by each person, the principal occupation or employment of each person, the year in which each person was first elected a director of the Corporation, and the approximate number of each class of securities of the Corporation that each person has advised the Corporation are beneficially owned, directly or indirectly, or subject to control or direction by that person as at February 27, 2004.

All of the persons named on the following pages were elected members of the board of directors at the last annual meeting of shareholders held on April 29, 2003. Two directors who were elected to the board at that meeting, Dr. Roberto de Andrade and Lord Black of Crossharbour, are not standing for re-election at the 2004 Annual and Special Meeting.

The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class A Limited Voting Shares.

The Honourable James J. Blanchard

Jim Blanchard has served as a director of Brascan since May 1996. A resident of Beverly Hills (Michigan), U.S.A., Mr. Blanchard is a partner in the law firm of Piper Rudnick and a director of Bennet Environmental Inc., Enbridge Inc., KastenChase Applied Research Ltd., Minacs Worldwide Inc., Nortel Networks Corporation and Teknion Corporation. He is a former Governor of the State of Michigan and a former Ambassador of the U.S.A. to Canada.

Member of the Governance and Nominating Committee

2,000	Class A Limited Voting Shares
2,012	Deferred Share Units
12,500	Options

Julia E. Foster

Julia Foster has served as a director of Brascan since May 1996. A resident of Toronto, Canada, Mrs. Foster is the Chair of the Ontario Arts Council, an arts funding organization, and past President of the Olympic Trust of Canada. She is also is a Trustee of the Hospital for Sick Children and a director of the Centre for Cultural Management at the University of Waterloo.

Member of the Governance and Nominating Committee

1,500	Class A Limited Voting Shares
781	Deferred Share Units
12,500	Options

Philip B. Lind, O.C.

Phil Lind has served as a director of Brascan since May 1994. A resident of Toronto, Canada, Mr. Lind is one of the founders and currently Vice-Chairman and director of Rogers Communications Inc., a diversified communications company. He is also a director of Canadian General Tower Limited and a board member of the Power Plant Art Museum.

Chairman of the Management Resources and Compensation Committee, Member of the Audit Committee and the Governance and Nominating Committee

1,000	Class A Limited Voting Shares
4,704	Deferred Share Units
12,500	Options

The Honourable Roy MacLaren, P.C.

Roy MacLaren has served as a director of Brascan since April 2001. A resident of Toronto, Canada, Mr. MacLaren is also a director of Standard Life (UK), Patheon Inc., Algoma Central Corporation and the Canadian Opera Company, and Chairman, Canadian Institute for International Affairs. He is a former Minister of State (Finance) and Minister of International Trade for Canada, and a former High Commissioner to the United Kingdom.

Lead Director and Chairman of the Governance and Nominating Committee

3,450	Deferred Share Units
5,500	Options

G. Wallace F. McCain, O.C., O.N.B.

Wallace McCain has served as a director of Brascan since April 2003. A resident of Toronto, Canada, Mr. McCain is Chairman and director of Maple Leaf Foods Inc., a food products company, Vice-Chairman and Director of McCain Foods Limited, and a director of Canada Bread Company. He is also a board member of St. Michael’s Hospital.

Member of the Management Resources and Compensation Committee

30,000	Class A Limited Voting Shares
1,171	Deferred Share Units

Dr. Jack M. Mintz

Jack Mintz has served as a director of Brascan since April 2002. Dr. Mintz, a resident of Toronto, Canada, is President and CEO of the C.D. Howe Institute, a public policy institute, and Professor, Joseph L. Rotman School of Management at the University of Toronto. He is also a director of the Royal Ontario Museum Foundation and the Ontario Financing Authority.

Chairman of the Audit Committee

1,268	Deferred Share Units
5,000	Options

Saul Shulman, Q.C.

Saul Shulman has served as a director of Brascan since April 1997. A resident of Toronto, Canada, Mr. Shulman is a Senior Partner in the law firm of Goodman & Carr. He is also a trustee of Summit Real Estate Investment Trust, a director of Tri Continental Capital Ltd. and chairman of a number of private charitable foundations.

Member of the Governance and Nominating Committee

1,000	Class A Limited Voting Shares
585	Deferred Share Units
12,500	Options

George S. Taylor

George Taylor has served as a director of Brascan since May 1994. A resident of St. Marys (Ontario), Canada, Mr. Taylor is a director and Audit Committee Chairman of Teknion Corporation, Trojan Technologies Inc., the London Health Sciences Centre and The Ontario Arts Council. He is also a director and past Chairman of the John P. Robarts Research Institute.

Member of the Audit Committee and the Management Resources and Compensation Committee

54,560	Class A Limited Voting Shares
3,899	Deferred Share Units
12,500	Options

The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class B Limited Voting Shares:

Jack L. Cockwell

Jack Cockwell has served as a director of Brascan since September 1979. A resident of Toronto, Canada, Mr. Cockwell is Group Chairman of the Corporation, Chairman and Chief Executive Officer of Partners Limited, and a director of the following publicly traded affiliates of Brascan: Brookfield Properties Corporation, Falconbridge Limited, Nexfor Inc. and Noranda Inc. He is also a director of Astral Media Inc., Chairman of the Board of Trustees of the Royal Ontario Museum and a director of the C.D. Howe Institute.

4,505,571	Class A Limited Voting Shares(a)
64,082	Deferred Share Units
744,630	Options and Warrants
119,126	Restricted Share Units

The Honourable J. Trevor Eyton, O.C.

Senator Eyton has served as a director of Brascan since September 1979. A resident of Toronto, Canada, he is a Member of the Senate of Canada and a director of Noranda Inc., Coca-Cola Enterprises Inc. and General Motors of Canada Limited. He is also Chairman of Canada’s Sports Hall of Fame and a Governor of the Canadian Olympic Foundation and Junior Achievement of Canada.

13,000	Class A Limited Voting Shares

J. Bruce Flatt

Bruce Flatt has served as a director of Brascan since April 2001. A resident of Toronto, Canada, Mr. Flatt is President and Chief Executive Officer of the Corporation and a director of the following publicly traded affiliates of Brascan: Brookfield Homes Corporation, Brookfield Properties Corporation, Nexfor Inc. and Noranda Inc. He was previously President and CEO of Brookfield Properties Corporation.

3,172,864	Class A Limited Voting Shares(a)
37,106	Deferred Share Units
788,663	Options and Warrants
239,617	Restricted Share Units

James K. Gray, O.C.

Jim Gray has served as a director of Brascan since April 1997. A resident of Calgary, Canada, Mr. Gray is a director of Canadian National Railway Company and Emera Inc. and Chairman of the Canada West Foundation. He is also the founder and former Chairman of Canadian Hunter Exploration Ltd.

Member of the Audit Committee

13,500	Class A Limited Voting Shares
1,858	Deferred Share Units
12,500	Options

Notes:

(a)	Includes Class A Limited Voting Shares held directly and indirectly through Partners Limited and BNN Investments Ltd. See “Principal Holders of Voting Shares”.

Lynda C. Hamilton

Lynda Hamilton has served as a director of Brascan since May 1997. A resident of Toronto, Canada, Ms. Hamilton is President and CEO of Edper Investments Limited. She is also a director of the Artists’ Health Centre Foundation and the Royal LePage Shelter Foundation, and an Advisory Board member of the Dancer Transition Resource Centre.

246,310	Class A Limited Voting Shares(a)
12,500	Options

Robert J. Harding, FCA

Bob Harding has served as a director of Brascan since May 1992. A resident of Toronto, Canada, Mr. Harding is Chairman of the Corporation, Chairman of BPO Properties Ltd. and a director of the following other publicly traded affiliates of Brascan: Falconbridge Limited, Nexfor Inc. and Noranda Inc. He is also a director and Audit Committee Chairman of Burlington Resources Inc., Chairman of the Board of Governors of the University of Waterloo, Chair of Campaign Waterloo and a Trustee and Audit and Finance Committee Chairman of the United Way of Greater Toronto.

446,423	Class A Limited Voting Shares(a)
67,169	Deferred Share Units
521,375	Options and Warrants
16,667	Restricted Share Units

David W. Kerr

David Kerr has served as a director since May 1987. A resident of Toronto, Canada, Mr. Kerr is Chairman and director of Noranda Inc. and its subsidiary, Falconbridge Limited. He is also Chairman of the International Council on Mining and Metals, a director of Shell Canada Ltd., Sustainable Development Technology Canada and Canadian Special Olympics Foundation, and an Advisory Board member of York University’s Schulich School of Business.

1,791,821	Class A Limited Voting Shares(a)

George E. Myhal

George Myhal has served as a director of Brascan since April 2003. A resident of Toronto, Canada, Mr. Myhal is Chief Operating Officer of the Corporation, President of Brascan Financial Corporation and a director of Noranda Inc. He is a member of the Governing Council and Audit Committee Chairman of the University of Toronto and Chairman of the Dean’s Advisory Board for its Faculty of Applied Science. He is also a director of Harbourfront Centre.

1,995,557	Class A Limited Voting Shares(a)
30,046	Class A Series II
Preferred Shares
68,717	Deferred Share Units
635,675	Options and Warrants
206,284	Restricted Share Units

Notes:

(a)	Includes Class A Limited Voting Shares held directly and indirectly through Partners Limited and BNN Investments Ltd. See “Principal Holders of Voting Shares”.

Director Election Results

All of the directors nominated for election at the 2004 Annual and Special Meeting of Shareholders were elected at the Annual Meeting of Shareholders held on April 29, 2003. The proxy votes cast at that meeting by holders of Class A Limited Voting Shares for each of the following eight directors is set out below:

Nominee	For	Withheld
The Hon. James J. Blanchard	89,197,049	503,844
Julia E. Foster	89,197,932	502,961
Philip P. Lind	89,203,327	497,566
The Hon. Roy MacLaren	89,197,932	502,961
G. Wallace F. McCain	89,943,910	756,983
Dr. Jack M. Mintz	89,203,327	497,566
Saul Shulman	89,203,327	497,566
George S. Taylor	89,203,327	497,566

All of the proxy votes cast by holders of Class B Limited Voting Shares at the 2003 Annual Meeting were voted for each of the eight directors nominated for election by this group of shareholders.

Director Attendance Report

During 2003, the board of directors and its committees held 26 meetings. The following summarizes directors’ attendance at these meetings.

In 2003, the board of directors held five regular scheduled meetings, including one meeting to review the Corporation’s long-term strategic plan, and nine special meetings. All of the directors were in attendance at the five regularly scheduled meetings, except for Messrs. Andrade and Black, who were each absent for two meetings, and Mr. Taylor, who was absent for one meeting. The special meetings, which by their nature are called on relatively short notice to deal with specific items of business, were attended on average by 14 of the board’s 18 directors.

In 2003, the Audit Committee met four times, with all committee members in attendance. The Governance and Nominating Committee met five times with all members in attendance, except for Mr. Blanchard and Ms. Foster who were each absent for one meeting. The Management Resources and Compensation Committee met three times, with all members in attendance except for Mr. Taylor who was absent for one meeting.

Compensation and Share Ownership

The board of directors of the Corporation believes that directors can better represent the Corporation’s shareholders if they are shareholders themselves. Accordingly, in April 2003, the board of directors passed a resolution requiring all directors to hold Class A Limited Voting shares or Deferred Share Units equal in value to at least five times their Annual Retainer. For new directors, this minimum share ownership requirement must be achieved within five years of joining the Corporation’s board of directors. Existing directors will have five years to accumulate the minimum share ownership requirement. As discussed in greater detail below, directors are required to take one-half of their annual compensation in the form of Deferred Share Units until the minimum share ownership requirement is achieved.

The new compensation arrangements for directors adopted by the Corporation in April 2003 are as follows. Directors of the Corporation who are not officers of the Corporation or its affiliates (the “non-management directors”) are entitled to receive an Annual Directors Fee of $42,308 (C$55,000). In addition, the Chairman of the Audit Committee and the Lead Director each receive an additional Annual Retainer of $3,846 (C$5,000). Non-management directors are required to receive one-half of their annual fees in Deferred Share Units (see “Executive Compensation — Long-Term Share Ownership Plans”) until the number of Deferred Share Units and Class A Limited Voting Shares accumulated by a director equals five times the Annual Directors Fee as established by the board of directors from time to time. Non-management directors may elect to take the other one-half of their annual fees in the form of either Deferred Share Units or cash. After this minimum shareholding is reached, non-management directors may elect to take all of their annual fees in either Deferred Share Units or cash.

In 2003, 12 non-management directors received, in total, cash compensation of $153,769 and 11,069 Deferred Share Units. Compensation received in the form of Deferred Share Units represented approximately 66% of total director compensation for 2003. The compensation received by each non-management director for 2003 is set out on the following page.

	Directors Compensation in 2003
	Cash	Deferred Share Units
Non-Management Director	($)	(#)
Conrad Black	22,500	435
James Blanchard	6,404	1,196
Jack Curtin, Jr.(a)	—	519
Julia Foster	18,481	781
James Gray	23,192	623
Lynda Hamilton	38,288	—
Philip Lind	—	1,785
Roy MacLaren	—	1,680
Wallace McCain(b)	—	1,171
Jack Mintz	19,250	795
Saul Shulman	25,654	585
George Taylor	—	1,499

(a)	Mr. Curtin resigned from the board of directors in April 2003.

(b)	Mr. McCain was elected to the board of directors in April 2003.

In November 2003, the board of directors approved an amendment to its Management Share Ownership Plan to exclude non-management directors from participation in the Plan, except for options granted to such directors prior to this date. Accordingly, non-management directors are no longer eligible to receive options to acquire Class A Limited Voting Shares under its Management Share Option Plan.

Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending board or committee meetings. During 2003, three non-management directors received $17,356 of reimbursement for such expenses.

4. AMENDMENT TO THE MANAGEMENT SHARE OPTION PLAN

The Corporation’s Management Share Ownership Plan (the “Plan”) was established by the board of directors on August 1, 1997. The purpose of the Plan is to advance the interests of the Corporation in the following ways: (i) providing officers, employees and other eligible persons with additional incentive in lieu of cash remuneration; (ii) encouraging stock ownership by eligible persons; (iii) increasing the proprietary interests of eligible persons in the success of the Corporation; (iv) encouraging eligible persons to remain with the Corporation or its subsidiaries as a result of the vesting provisions; and (v) attracting new officers and employees by remaining competitive in terms of compensation arrangements. The Plan is administered by the board of directors in accordance with the Corporation’s compensation policies and the policies of the Toronto Stock Exchange. The Plan contains two important provisions to further align management’s interests with those of the Corporation’s shareholders and ensure that management is committed to the Corporation over the longer term. First, all option grants vest over a five-year period commencing with the first anniversary of the grant date. Secondly, senior executives are required, on the exercise of an option, to hold, for a minimum of one year, Class A Limited Voting shares of the Corporation equal in value at the time of exercise to the net after-tax cash realized from the exercise of options granted to the executive after December 31, 2002. The Corporation also has a requirement that its Named Executive Officers hold a minimum amount of Class A Limited Voting Shares, including Deferred Share Units, equivalent to five times base salary as described on page 13 of this Circular.

The Plan initially provided for up to 6,000,000 Class A Limited Voting Shares to be issued pursuant to the exercise of options under the Plan. Since the establishment of the Plan, the Corporation has granted options for all of the Class A Limited Voting Shares originally provided for under the Plan, of which 2,229,615 have been exercised by February 27, 2004, leaving a reserve of 3,770,385 for options not yet exercised. Accordingly, in February 2004 the board of directors approved an amendment to the Plan, subject to shareholder and regulatory approval, to increase the number of Class A Limited Voting Shares which may be issued under the Plan by a further 6,000,000 to a total Plan maximum of 12,000,000. The purpose of the amendment is to ensure that there remains a sufficient number of Class A Limited Voting Shares reserved for issuance under the Plan to enable the Corporation to continue its current practice of granting options as an alternative to cash compensation to its employees and officers. If approved by shareholders at the meeting, this amendment will permit the Corporation to issue 9,770,385 Class A Limited Voting Shares pursuant to the amended Plan. This includes 5,919,387 Class A Limited Voting Shares issuable in respect of options granted as of February 27, 2004 (of which 2,149,002 options are pending approval of this amendment) and 3,850,998 Class A Limited Voting Shares to be issued in respect of future grants.

A further 3,003,781 Class A Limited Voting Shares have been reserved in respect of options granted to former option holders of Brascan Financial Corporation (the “BFC Options”) in conjunction with the Corporation’s acquisition of the outstanding common shares of that company in 2002. As of February 27, 2004, 234,500 BFC Options have been exercised, leaving a reserve of 2,769,281 for the BFC Options not yet exercised.

Together, the Class A Limited Voting Shares issuable under the amended Plan and in respect of the BFC Options total 12,539,666 and represent approximately 7.3% of the Corporation’s currently issued and outstanding Class A Limited Voting Shares. This total includes 8,688,668 Class A Limited Voting Shares related to options already granted and the balance related to future option grants.

The TSX requires shareholder approval of the amendment to the Plan to increase the number of Class A Limited Voting Shares which may be issued under the Plan. Accordingly, shareholders will be asked at the meeting to consider and, if thought advisable, to approve a resolution, the form of which is attached as Schedule C to this Circular on page 28, approving the amendment to the Plan (the “Plan Resolution”). The Plan Resolution must be approved by a majority of the votes cast at the meeting by holders of Class A Limited Voting Shares who vote in respect of the Plan Resolution. Approval of the Plan Resolution by holders of Class B Limited Voting Shares is not required.

Unless directed otherwise, the persons designated in the enclosed forms of proxy intend to vote for the Plan Resolution approving the amendment to the Corporation’s Management Share Option Plan.

5. APPOINTMENT OF AUDITORS

At its meeting held on February 11, 2004, the Audit Committee of the board of directors recommended the reappointment of Deloitte & Touche LLP as external auditors of the Corporation, subject to shareholder approval. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”) are the principal external auditors of the Corporation and its reporting issuer subsidiaries. Deloitte & Touche and its predecessors have served as auditors of the Corporation since 1981, and also serve as auditors of a number of the Corporation’s affiliates, including Falconbridge Limited. Ernst & Young LLP are the auditors of Noranda Inc. and Nexfor Inc., in which the Corporation holds major equity accounted investments. The appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.

Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, on any ballot that may be called for in the appointment of auditors, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of reappointing Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors.

Principal Accounting Firm Fees

Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2003 by Deloitte & Touche amounted to approximately $5.3 million, of which $4.4 represented audit and audit related fees. From time to time, Deloitte & Touche also provides consultative and other non-audit services to the Corporation and its subsidiaries. In November 2002, the Audit Committee of the Corporation’s board of directors adopted a policy regarding the provision of non-audit services by the Corporation’s external auditors. This policy requires Audit Committee pre-approval of permitted audit, audit-related and non-audit services. It also specifies a number of services the provision of which is not permitted by the Corporation’s external auditors, including the use of its external auditors for financial information system design and implementation assignments.

The following table sets forth further information on the fees billed by Deloitte & Touche to the Corporation and its subsidiaries for the fiscal years ended December 31, 2003 and 2002:

	2003			2002
	Brascan	Subsidiaries		Brascan	Subsidiaries
$ millions	Corporation	of Brascan	Total	Corporation	of Brascan	Total
Audit	0.8	2.7	3.5	0.5	2.2	2.7
Audit-related	0.2	0.7	0.9	0.1	0.9	1.0
Tax	—	0.7	0.7	—	0.6	0.6
All others	0.1	0.1	0.2	0.1	0.1	0.2

Total fees	1.1	4.2	5.3	0.7	3.8	4.5

Audit fees include fees that would normally be provided by the external auditor in connection with statutory and regulatory filings or engagements, including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards. This category also includes services that generally only the external auditor reasonably can provide, including comfort letters, statutory audits, attest services, consents and assistance with and review of certain documents filed with securities regulatory authorities.

Audit-related fees are for assurance and related services, such as due diligence services, that traditionally are performed by the external auditor. More specifically, these services include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax fees are principally for assistance in tax return preparation and tax advisory services. All other fees include fees for translation, litigation and advisory support services.

The Audit Committee of the board of directors has considered the relations described above in arriving at its determination that Deloitte & Touche are independent of the Corporation.

PART THREE – EXECUTIVE COMPENSATION REPORT

The following information is provided pursuant to the executive compensation disclosure requirements contained in the Regulations to the Securities Act (Ontario).

REPORT ON EXECUTIVE COMPENSATION

As at March 16, 2004, the Management Resources and Compensation Committee of the board of directors (the “Compensation Committee”) is comprised of Philip Lind (Chairman), Wallace McCain and George Taylor. The Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning and to review the overall composition and quality of the Corporation’s management resources. The Committee met three times during 2003 and has met once to date in 2004.

The Committee has a specific written mandate to review and approve executive compensation. This includes an annual evaluation of the performance of at least the five highest paid executive officers including the Corporation’s Chief Executive Officer (the “Named Executive Officers”) and a review of a report on the performance of the other executive officers. The Compensation Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensation matters.

Executive compensation is determined based on the relative roles and responsibilities of the executive as compared to other executives in the Corporation and in the Canadian marketplace, as well as on the performance of the executive management team collectively in meeting the Corporation’s goal of enhancing shareholder value. A specific objective of the Corporation is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they are competitive and meet the Corporation’s objectives.

The compensation arrangements of the Corporation are focussed on rewarding performance and are comprised of two key components: Base Salaries and a Variable Incentive Plan, which includes cash incentives and participation in the Corporation’s long-term share ownership plans. The Corporation emphasizes improving long-term shareholder value, represented by the growth in the value of the Corporation’s Class A Limited Voting Shares, as the principal measure of success of the Corporation.

Accordingly, the Corporation’s compensation policies are designed to provide an overall competitive compensation package with a high proportion weighted to long-term share ownership in order to further align the interests of the Named Executive Officers with the holders of the Corporation’s Class A Limited Voting Shares.

Base Salaries

Base salaries for the Corporation’s executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. The Corporation believes that base salaries for the most senior executives should be set below the median level for comparable companies, taking into consideration the opportunity for the executive to participate at a higher level in the long-term share ownership plans such as allocations under the Corporation’s Restricted Share Unit Plan and Management Share Option Plan. In order to foster a team-based approach, which the Corporation believes is fundamental to meeting its long-term objectives, the difference between the base salaries of the CEO and the other Named Executive Officers is significantly less than in most other corporations.

Variable Incentive Plan

The Corporation’s Variable Incentive Plan provides for variable compensation awards to executives in an aggregate amount determined based primarily on an evaluation of the senior executive team’s collective performance in meeting the Corporation’s overall business plan objectives, as outlined below under the description of the Chief Executive Officer’s compensation. Similar to the Corporation’s philosophy towards Base Salaries, the difference between the Variable Incentive Plan awards for the CEO and other senior executives is relatively small. The performance of the individual is measured by the achievement of financial and other objectives. The performance of the individual executive is also taken into account on a subjective basis. In order to further align management objectives with those of the Corporation’s shareholders, executives may elect to receive all or a portion of their annual Variable Incentive Plan awards in Deferred Share Units, Restricted Share Appreciation Units or options, as described below under Long-Term Share Ownership Plans.

Long-Term Share Ownership Plans

The Corporation’s Long-Term Share Ownership Plans are intended to reward management based on increases in the value of the Corporation’s Class A Limited Voting Shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term.

In February 2003, the Corporation’s board of directors established a guideline for the minimum amount of Class A Limited Voting Shares of the Corporation, including Deferred Share Units, to be held by Named Executive Officers. This amount is an investment of five times base salary, based on the cost of the Class A Limited Voting Shares or Deferred Share Units acquired, to be attained over a three-year period from being designated as a Named Executive Officer. All the Corporation’s Named Executive Officers currently hold investments in the Corporation’s Class A Limited Voting Shares which exceed this amount.

The Corporation’s Long-Term Share Ownership Plans consist of the following components:

a)	A Restricted Share Unit Plan (“RSUP”) under which executives of the Corporation may at their option receive all or a portion of their Variable Incentive Plan awards in deferred share units (“Deferred Share Units”) or restricted share appreciation units (“Restricted Share Appreciation Units”). Deferred Share Units and Restricted Share Appreciation Units vest over a five-year period and may only be redeemed for cash during the year following cessation of employment through retirement, resignation, termination or death.

Deferred Share Units are issued based on the closing price of the Corporation’s Class A Limited Voting Shares on the last trading day preceding the date of the award (the “Allotment Price”). Holders of Deferred Share Units will be allotted additional Deferred Share Units as dividends are paid on the Corporation’s Shares on the same basis as if the dividends were reinvested pursuant to the Corporation’s dividend reinvestment plan. The redemption value of Deferred Share Units will be equivalent to the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares.

An executive may also elect to receive all or a portion of their Variable Incentive Plan awards in the form of Restricted Share Appreciation Units within limits approved by the board of directors and supported by any accrued value of the executive’s Deferred Share Units. Restricted Share Appreciation Units will not be adjusted for dividends paid on the Corporation’s Class A Limited Voting Shares. The redemption value of Restricted Share Appreciation Units will be equal to the difference between the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares and the original Allotment Price for such Restricted Share Appreciation Units. In the event any Restricted Share Appreciation Units have a negative value, such amount will be deducted from the aggregate value of the Deferred Share Units or other Restricted Share Appreciation Units held by the executive.

b)	A Management Share Option Plan (“MSOP”) under which the executives of the Corporation may elect to receive all or a portion of their Variable Incentive Plan awards in the form of options granted to purchase Class A Limited Voting Shares at a fixed price, being the closing price of the Class A Limited Voting Shares on the Toronto Stock Exchange on the last trading day preceding the date of the grant. The options vest as to 20% at the end of each year on a cumulative basis and are exercisable over a ten-year period. Commencing in February 2003, in order to minimize any appearance of executives opportunistically exercising options for personal gains, the Corporation’s board of directors adopted a policy requiring the Named Executive Officers to hold, for at least one year, Class A Limited Voting Shares of the Corporation equal to the net after-tax cash realized from the exercise of option grants, starting with options granted in 2003. In November 2003, the board of directors amended the MSOP to delete the market growth feature for exercising options.

Chief Executive Officer

Mr. Bruce Flatt, the Chief Executive Officer of the Corporation, has been charged by the Board of Directors to develop and implement a business strategy focussed on creating shareholder value by building an asset management business with a focus on real estate and power generation.

Mr. Flatt’s overall rewards as a shareholder and officer of the Corporation are linked directly to the performance of the Corporation as reflected by the growth in the Corporation’s operating cash flows and the translation of these over time into a higher price for the Corporation’s shares and dividends paid to shareholders.

Mr. Flatt’s personal performance, as well as the performance of the Corporation’s senior executive team, is rated each year in relation to the achievement of predetermined objectives. Major achievements in 2003 included:

•	increasing cash flow from operations to US$3.21 per share for 2003, which exceeded plan;

•	achieving cash return on common equity of 18%, which exceeded plan;

•	reducing the Corporation’s overall cost of capital from 9.6% to 9.5%, which met plan;

•	increasing the Corporation’s underlying value to US$41.45 per Class A Limited Voting Share, which exceeded plan;

•	initiating a comprehensive financial recapitalization and operational reorganization of Noranda Inc.;

•	integrating the Corporation’s asset management operations, including the launch of the Brascan Real Estate Opportunity Fund and the Brascan Real Estate Finance Fund, and the initiation of the Corporation’s Timberland Fund;

•	completing financing programs at both the asset and corporate level, including two co-investment fund offerings;

•	selling ownership interests in a number of real estate properties, including a 45% interest in 245 Park Avenue, New York, and numerous California land holdings, all for substantial gains;

•	realizing a substantial gain from the sale of the Corporation’s investment in Northgate Exploration Limited;

•	introducing a number of new shareholders and asset level institutional partners;

•	acquiring 9% of Canary Wharf Group, plc, which may result in the acquisition of a complementary group of real estate assets; and

•	demonstrating strong leadership to the other senior executives in the execution of the Corporation’s business strategy and achievement of related objectives.

Objectives which were not fully achieved in 2003 were as follows:

•	The Corporation’s power generating operations did not meet their cash flow expectations. The operational shortcomings have been identified and corrected.

•	No major portfolios of power generating assets were acquired as planned in 2003.

•	The specialty paper operations held within the Corporation’s Nexfor affiliate continued to underperform, and while not material to the Corporation, require more concerted attention in 2004.

Mr. Flatt received a salary of $269,231 (C$350,000) during 2003, compared with $250,000 (C$325,000) in 2002. In addition, taking into account Mr. Flatt’s performance as described above, the Corporation’s Compensation Committee, at its meeting in February 2004, awarded Mr. Flatt $461,538 (C$600,000) under the Corporation’s Variable Incentive Plan. Mr. Flatt elected to receive one-half of his variable compensation in the form of Restricted Share Appreciation Units, based on a Black Scholes valuation, and the other half in the form of options, also based on a Black Scholes valuation. As a result, no portion of Mr. Flatt’s variable compensation for 2003 was paid to him in cash. The Restricted Share Appreciation Units vest over five years and are only redeemable upon Mr. Flatt’s retirement from the Corporation for an amount equal to the increase in the price of the Corporation’s Class A Limited Voting Shares between the date of the issue of the Restricted Share Appreciation Units and their redemption.

On behalf of the Committee,

P. Lind – Chairman	G.W.F. McCain	G.S. Taylor

PERFORMANCE GRAPH

The following shows the cumulative total shareholder return (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the TSX 300 Index:

Five-Year Cumulative Total Return on $100 Investment
Assuming Dividends Are Reinvested
December 31, 1998 – December
31, 2003

	December 31
	1998	1999	2000	2001	2002	2003
Brascan Corporation	100.0	94.2	114.1	155.1	176.6	227.7

TSX 300 Index	100.0	131.7	141.5	123.7	108.3	137.3

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

The table that follows sets out the compensation paid to the Corporation’s Chief Executive Officer and the other Named Executive Officers for the years ended December 31, 2003, 2002 and 2001. The Corporation’s Named Executive Officers are all remunerated in Canadian dollars. In order to provide for comparability with the Corporation’s financial statements, all Canadian dollar compensation amounts in this Circular have been converted to U.S. dollars at an exchange rate of US$1.00 to C$1.30, which was the exchange rate at December 31, 2003.

			Variable Annual Compensation
Name and		Annual						Restricted Share		Other Annual
Principal Position	Year	Salary Paid	Cash Bonus	Deferred Share Units (a)		Options(a)		Appreciation Units (a)		Compensation
		($)	($)	($)	(#)	($) (b)	(#)	($) (c)	(#)	($) (d)
J. Bruce Flatt(e)	2003	269,231	—	—	—	230,769	61,475	230,769	122,951	4,941
President	2002	250,000	—	192,308	8,390	198,000	55,000	210,000	116,667	5,123
and CEO	2001	250,000	—	192,308	8,700	198,846	55,000	—	—	4,625
Brian D. Lawson (f)	2003	250,000	—	—	—	230,769	61,475	230,769	122,951	4,941
Managing Partner	2002	250,000	—	192,308	8,390	198,000	55,000	150,000	83,334	5,123
and CFO	2001	211,538	—	192,308	7,837	180,769	50,000	—	—	4,625
George E. Myhal (f)	2003	250,000	—	—	—	230,769	61,475	230,769	122,951	4,941
Managing Partner	2002	250,000	—	192,308	8,390	198,000	55,000	150,000	83,334	5,123
and COO	2001	250,000	—	192,308	7,837	180,769	50,000	—	—	4,625
Jeffrey M. Blidner (g)	2003	250,000	—	—	—	230,769	61,475	230,769	122,951	4,941
Managing Partner	2002	250,000	—	192,308	8,390	198,000	55,000	89,999	50,000	5,123
	2001	242,308	—	192,308	7,837	180,769	50,000	—	—	4,625
Samuel J.B. Pollock(g)	2003	250,000	—	—	—	230,769	61,475	230,769	122,951	4,941
Managing Partner	2002	250,000	—	192,308	8,390	198,000	55,000	89,999	50,000	5,123
	2001	211,538	—	192,308	7,837	180,769	50,000	—	—	4,625

Notes:

(a)	The Deferred Share Unit, option and Restricted Share Appreciation Unit awards shown as awards for 2003 were granted on February 11, 2004. The options granted at this date are exercisable at a price of $34.70 (C$45.11) per share.

(b)	These amounts represent the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the Corporation’s Management Share Ownership Plan.

(c)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(d)	These amounts represent taxable benefits for parking and life insurance.

(e)	Mr. Flatt was appointed President and Chief Executive Officer of the Corporation in February 2002. Salary and variable compensation amounts for 2001 reflect amounts awarded to Mr. Flatt in his previous capacity as President and Chief Executive Officer of Brookfield Properties Corporation.

(f)	Messrs. Lawson and Myhal were appointed to their current positions in February 2002. Salary and variable compensation amounts for 2001 reflect amounts awarded to them in their previous capacities as executives of Brascan Financial Corporation.

(g)	Messrs. Blidner and Pollock were appointed to their current positions in February 2003. Salary and variable compensation amounts for 2002 and 2001 reflect amounts awarded to them in their previous capacities as executives of Brascan Financial Corporation.

(h)	In addition to the Named Executive Officers, Mr. Jack L. Cockwell, Group Chairman of Brascan Corporation, and Mr. Robert J. Harding,the Corporation’s Chairman, each received the following compensation for 2003. Mr. Cockwell received an annual salary of $250,000,51,230 options and 102,459 Restricted Share Appreciation Units. Mr. Harding received an annual salary of $250,000, 6,650 Deferred Share Units and 61,475 options. Mr. Cockwell and Mr. Harding also received 19,912 and 16,349 Deferred Share Units, respectively, in exchange for waiving their rights to future pension and other retirement benefits earned for past services, as detailed on page 18 of this Circular.

The following table sets forth for each Named Executive Officer the total number of Class A Limited Voting Shares of the Corporation owned directly and indirectly as at February 27, 2004 as well as the number of Deferred Share Units and Restricted Share Appreciation Units held by the executive at that date:

	Class A Limited	Deferred Share	Restricted Share
	Voting Shares Held(a)	Units Held	Appreciation Units Held	Total
	(#)	(#)	(#)	(#)
J. Bruce Flatt	3,172,864	37,106	239,617	3,449,587
Brian D. Lawson	1,155,234	55,668	206,284	1,417,186
George E. Myhal	1,995,557	68,717	206,284	2,270,558
Jeffrey M. Blidner	767,359	21,826	189,617	978,802
Samuel J. B. Pollock	1,004,161	46,811	189,617	1,240,589

Note:

(a)	Includes proportionate share of Class A Limited Voting Shares held indirectly through Partners Limited and BNN Investments Ltd. See “Principal Holders of Voting Shares”.

Further information on the options, warrants, Deferred Share Units and Restricted Share Appreciation Units held by the five Named Executive Officers follows.

SHARE OPTIONS

Options are granted each year at the discretion of the Corporation’s board of directors to officers of the Corporation to purchase Class A Limited Voting Shares of the Corporation under the terms of the Corporation’s MSOP. The following table shows the most recent grant of options to purchase Class A Limited Voting Shares to Named Executive Officers for 2003. These options were granted on February 11, 2004.

Options Granted on February 11, 2004

		% of Total Options		Market Value of Securities
	Class A Share	Granted to Employees	Exercise Price	Underlying Options on
	Options Granted	of the Corporation	per Option	the Date of Grant
	(#)	for 2003	($)	($/Security)
J. Bruce Flatt	61,475	5.1%	34.70	34.70	February 11, 2014
Brian D. Lawson	61,475	5.1%	34.70	34.70	February 11, 2014
George E. Myhal	61,475	5.1%	34.70	34.70	February 11, 2014
Jeffrey M. Blidner	61,475	5.1%	34.70	34.70	February 11, 2014
Samuel J. B. Pollock	61,475	5.1%	34.70	34.70	February 11, 2014

The following table sets forth options exercised during the fiscal year ended December 31, 2003 and the number and value of the unexercised options as at February 27, 2004 for the Named Executive Officers:

Aggregate Options Exercised During The Most Recently Completed Financial Year and Option Values at February 27, 2004

			Unexercised		In-the-Money Value of Unexercised
			Options and Warrants		Options and Warrant
	Securities Acquired	Aggregate	at February 27, 2004(a)		at February 27, 2004 (a,b)
	on Exercise	Value Realized
	During 2003	During 2003	Exercisable	Unexercisable	Exercisable	Unexercisable
Named Executive Officer	(#)	($)	(#)	(#)	($)	($)

J. Bruce Flatt – Options(c)	—	—	243,000	238,475	5,063,238	3,545,945
– Warrants(d)	—	—	307,188	—	4,855,933	—
Brian D. Lawson – Options	—	—	204,000	167,475	4,313,731	2,001,876
– Warrants(d)	—	—	99,900	—	1,925,342	—
George E. Myhal – Options	—	—	267,000	174,475	6,009,885	2,152,068
– Warrants(d)	—	—	194,200	—	3,069,854	—
Jeffrey M. Blidner – Options	—	—	142,000	209,475	2,931,615	2,983,030
Samuel J.B. Pollock – Options	—	—	219,000	167,475	4,916,808	2,001,876

Notes:

(a)	These amounts include the most recent options granted to the Named Executive Officers on February 11, 2004.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares under option or warrant at the date shown exceeded the exercise price of the options or warrants. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on February 27, 2004 was $38.40 (C$49.95).

(c)	In addition, Mr. Flatt also holds 250,000 options to acquire common shares of Brookfield Properties Corporation issued to him during his tenure as the President and CEO of that company, prior to his appointment as President and CEO of the Corporation. At February 27, 2004, 210,000 of these options were vested with an in-the-money value of $3,819,692 and 40,000 options were not vested with an in-the-money value of $664,154 based on the closing price of Brookfield Properties common shares of $30.846 (C$40.10) per share on that date. Pursuant to the distribution of Brookfield Homes Corporation on January 6, 2003 and the resulting reduction in capital of Brookfield Properties Corporation, Mr. Flatt received a payment in 2003 of $301,354 as compensation for the spinoff, consistent with all plan participants.

(d)	Class A Limited Voting Shares warrants purchased for value by executives during 1998 and expiring in 2008.

RESTRICTED SHARE UNIT PLAN

Deferred Share Units

Deferred Share Units may be granted each year at the discretion of the Corporation’s board to senior executives as part of their annual Variable Incentive Plan awards, as described above under “Report on Executive Compensation – Long-Term Share Ownership Plans”, on page 13 of this Circular. The following table sets forth the Deferred Share Units awarded to Named Executive Officers for the year ended December 31, 2003 as part of their annual Variable Incentive Plan awards, and the total number owned and their value as at February 27, 2004. The Deferred Share Units shown as awarded for the year ended December 31, 2003 were issued on February 11, 2004.

	Deferred Share Units Awarded
	for the Year Ended December 31, 2003			Total Deferred Share Units Owned (a)
				Number of Units Owned		Market Value of Units
		Allotment	Allotment Value	at February 27, 2004		at February 27, 2004(b)
		Price per Unit	of Award	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)
J. Bruce Flatt	—	—	—	16,166	20,940	621,148	804,579
Brian D. Lawson	—	—	—	27,693	27,975	1,064,050	1,074,885
George E. Myhal	—	—	—	34,696	34,021	1,333,127	1,307,192
Jeffrey M. Blidner	—	—	—	7,101	14,725	272,842	565,440
Samuel J. B. Pollock	—	—	—	22,453	24,358	862,713	935,909

Notes:

(a)	These amounts include Deferred Share Units awarded in 2003 to these officers in exchange for waving their rights to future pension and other retirement benefits earned for past service, as detailed on page 18 of this Circular.

(b)	The market value of a Deferred Share Unit on February 27, 2004 was $38.423 (C$49.95).

Restricted Share Appreciation Units

     Restricted Share Appreciation Units may be granted each year at the discretion of the Corporation’s board to senior executives as part of their annual Variable Incentive Plan awards, as described above under “Report on Executives Compensation – Long-Term Share Ownership Plans”. The redemption value of Restricted Share Appreciation Units is equal to the difference between the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares at the time of redemption and the market value of that number of Class A Limited Voting Shares at the date of issue (the “Allotment Price”). The following table sets forth the Restricted Share Appreciation Units awarded to Named Executive Officers for the year ended December 31, 2003 and the total number owned and their value as at February 27, 2004. The Restricted Share Appreciation Units shown as awarded for the year ended December 31, 2003 were issued on February 11, 2004.

	Restricted Share Appreciation Units Awarded
	for the Year Ended December 31, 2003			Total Restricted Share Appreciation Units Owned
				Number of Units Owned		In-the Money Value of Units
		Allotment	Allotment Value	at February 27, 2004		at February 27, 2004 (b)
		Price per Unit	of Award(a)	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)
J. Bruce Flatt	122,951	34.70	230,769	23,333	216,284	361,666	1,904,423
Brian D. Lawson	122,951	34.70	230,769	16,667	189,617	258,338	1,491,089
George E. Myhal	122,951	34.70	230,769	16,667	189,617	258,338	1,491,089
Jeffrey M. Blidner	122,951	34.70	230,769	13,333	176,284	206,662	1,284,423
Samuel J. B. Pollock	122,951	34.70	230,769	13,333	176,284	206,662	1,284,423

Notes:

(a)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares exceed the allotment price of the Restricted Share Appreciation Units. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on February 27, 2004 was $38.423 (C$49.95).

PENSION AND RETIREMENT BENEFITS

On April 28, 2003 the Corporation’s executives, including the five Named Executive Officers, agreed to waive their rights to future pension and other retirement benefits in respect of past service and to voluntarily withdraw from participating in the Corporation’s registered defined benefit pension plan and its post-retirement supplementary compensation plans. In return, 26 current and former executives of the Corporation received a total of 191,300 Deferred Shares Units under the Corporation’s Restricted Share Unit Plan, as more fully described on page 13 of this Circular. The Deferred Share Units granted in this connection to the five Named Executive Officers were as follows: Bruce Flatt – 19,355; Brian Lawson – 14,438; George Myhal – 25,654; Jeffrey Blidner – 1,498; and Samuel Pollock – 5,581.

PART FOUR – STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of management who are appointed by the board of directors and who are charged with the ongoing management of the Corporation. The Corporation’s board of directors encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation’s employees and the communities in which the Corporation operates. Through its board representatives, the Corporation encourages its operating affiliates to also adopt corporate governance policies appropriate for their particular circumstances.

The board is of the view that the Corporation’s corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The Corporation’s specific disclosure relative to these guidelines is set out in “Schedule A” starting on page 25 of this Circular. The board is also of the view that these policies and practices are consistent with the requirements of the New York Stock Exchange (“NYSE”) and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).

BOARD OF DIRECTORS

Mandate of the Board

Brascan’s board of directors oversees the management of the Corporation’s affairs directly and through its committees. In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders. The responsibilities of the board and each committee of the board are set out in written mandates, which are reviewed and approved annually. These mandates are posted on the Corporation’s web site, www.brascancorp.com, under “Investor Centre/Corporate Governance”. In fulfilling its mandate, the board is, among other matters, responsible for the following: reviewing the Corporation’s overall business strategies and its annual business plan; reviewing the principal risks of the Corporation’s business to ensure that these risks are within acceptable limits and that appropriate systems are in place to manage these risks; reviewing major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives; appointing the Chief Executive Officer and other members of senior management and reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports issued to shareholders, including annual and interim financial statements; ensuring the effective operation of the board of directors; and safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources, including issuance of debt and equity securities and setting an appropriate dividend policy.

Meetings of the Board

The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review and approve the Corporation’s business plan and long-term strategy. In 2003, there were five regularly scheduled meetings, including one meeting to review the Corporation’s long-term strategic plan, and nine special meetings to review specific strategic initiatives. Four regular meetings and one strategy meeting are scheduled for 2004. Meeting frequency and agenda items may change depending on the opportunities or risks faced by the Corporation. The agenda for regularly scheduled board meetings are prepared by the Chairman and are reviewed and approved by the Lead Director prior to circulation to the full board.

Composition and Size of the Board

The board of directors is comprised of independent directors, individuals nominated by the Corporation’s principal shareholder, Partners Limited, and directors drawn from senior management. The board believes that this combination leads to a constructive exchange of views in board deliberations resulting in objective, well-balanced and informed discussion and decision making.

The Corporation has two classes of equity shares outstanding:Class A and Class B Limited Voting Shares. The holders of the Class A Limited Voting Shares are entitled to elect one-half of the board of directors, and the holders of the Class B Limited Voting Shares are entitled to elect the other one-half of the board of directors. The Corporation has cumulative voting procedures which entitle shareholders to cumulate their votes in the election of directors.

If the Special Resolution relating to a decrease in the number of directors is approved by shareholders at the meeting, the Corporation’s board will consists of sixteen directors. The Corporation considers this to be an appropriate number at this time, given the diversity of its operations and the need for a variety of experiences and backgrounds to ensure an effective and efficient board.

The board considers that nine of its sixteen directors proposed for election, comprising a majority of the board, are unrelated directors within the meaning of the TSX Guidelines and independent directors under the NYSE requirements. The Corporation considers directors unrelated and independent if sales to, and purchases from, the Corporation total less than 1% of the revenues of the companies they serve as executive officers, and if loans provided by the Corporation to companies they serve as executive officers, and loans received by the Corporation from such companies, constitute less than 1% of the total assets of any such company. Similarly, if a director serves as an officer or director of a charitable organization, the director will be considered unrelated and independent if the Corporation donates less than 1% of that organization’s annual receipts. The proposed directors who are considered to be unrelated and independent on this basis are James Blanchard, Julia Foster, James Gray, Philip Lind, Roy MacLaren, Wallace McCain, Jack Mintz, Saul Shulman and George Taylor.

The board considers that all eight directors proposed for election by holders of Class A Limited Voting Shares (J. Blanchard, J. Foster, P. Lind, R. MacLaren, W. McCain, J. Mintz, S. Shulman and G.Taylor) and one director proposed for election by holders of Class B Limited Voting Shares (J. Gray) are independent and also free of any interest in or current or recent relationship with the Corporation’s principal shareholder, Partners Limited, and its shareholders. The other seven directors proposed for election by holders of Class B Limited Voting Shares (Jack Cockwell, Trevor Eyton, Bruce Flatt, Lynda Hamilton, Robert Harding, David Kerr and George Myhal) have current or recent interests in or are related to the Corporation or its principal shareholder, Partners Limited, and include four members who are also members of the Corporation’s senior management, being J. Cockwell (Group Chairman), B. Flatt (President and CEO), R. Harding (Chairman) and G. Myhal (Chief Operating Officer).

COMMITTEES OF THE BOARD

The board of directors believes that board committees assist in the effective functioning of the board and help ensure that the views of unrelated and independent directors are effectively represented.

The Corporation’s board of directors has three standing committees: the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee. The responsibilities of these three committees are set out in written charters, which are reviewed and approved annually by the board of directors. The Charters can be found on the Corporation’s web site, www.brascancorp.com, under “Investor Centre/Corporate Governance”. It is the board’s policy that all members of these three committees must be unrelated and independent directors, as described above. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee each have specific responsibilities for certain aspects of corporate governance as described below.

Audit Committee

The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Corporation’s external and internal auditors. The Audit Committee is responsible for reviewing the Corporation’s quarterly and annual financial statements and management’s financial analysis and review of operations prior to their approval by the full board of directors and release to the public. The Audit Committee is also responsible for appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee meets regularly in private with the Corporation’s external and internal auditors, without management present, to discuss and review specific issues as appropriate. The Audit Committee met four times in 2003.

In addition to being unrelated and independent directors as described above, all members of the Corporation’s Audit Committee must meet an additional “independence” test under the Sarbanes-Oxley Act, in that their director’s fees must be the only compensation they, or their firms, receive from the Corporation. At March 16, 2004, the Audit Committee was composed of the following four directors, J. Gray, P. Lind, J. Mintz (Chairman) and G. Taylor, all of whom are unrelated and independent directors in this more restricted sense.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee is responsible for reviewing and reporting to the board on management resource planning, including succession planning and proposed senior management appointments; the job descriptions and annual objectives of its senior executives; the form of executive compensation in general; and the levels of compensation of senior executives. The committee also reviews the performance of senior management against written objectives and reports thereon to the board. The Management Resources and Compensation Committee met three times in 2003.

In February 2003, the board decided to extend the more stringent test of independence described above for Audit Committees to its Management Resources and Compensation Committee, although not required to do so. At March 16, 2004, the Management Resources and Compensation Committee was comprised of the following three directors, P. Lind (Chairman), W. McCain and G. Taylor, all of whom are unrelated and independent directors in this more restricted sense.

Governance and Nominating Committee

It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman and Lead Director, to periodically assess the size and composition of the board and its committees; to review the effectiveness of the board’s operations and its relations with management; to assess the performance of the board, board committees and its directors; to review the Corporation’s statement of corporate governance practices; and to review and recommend directors’ compensation. The Governance and Nominating Committee is also responsible for reviewing the credentials of nominees for election or appointment to the board and for recommending candidates for board membership. To do this, the Governance and Nominating Committee maintains an “evergreen” list of candidates to ensure outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates are assessed in relation to the criteria established by the board to ensure it has the appropriate mix of talents, quality, skills and other board requirements necessary to promote sound governance and an effective board. The Governance and Nominating Committee met five times in 2003.

The Governance and Nominating Committee periodically reviews the performance of the board, board committees and the contribution of individual directors. The board has in place a formal procedure for evaluating the performance of the board and its committees, consisting of questionnaires, private interviews by the Chairman and/or Lead Director with each director, and a report from the Corporation’s Chairman and Lead Director to the Governance and Nominating Committee.

At March 16, 2004, the Governance and Nominating Committee was comprised of the following five directors, J. Blanchard, J. Foster, P. Lind, R. MacLaren (Chairman) and S. Shulman, all of whom are unrelated and independent directors.

MANAGEMENT

The primary responsibility of management is to safeguard the Corporation’s assets and to create wealth for its shareholders. In the event that management’s performance is found to be inadequate, the directors have the responsibility to bring about change to enable the Corporation to perform satisfactorily. Brascan’s governance principles are intended to encourage autonomy and effective decision making on the part of management, while ensuring scrutiny by the Corporation’s board of directors and its committees.

The positions of Chairman of the Board and Chief Executive Officer are separate, and are held by R. Harding and B. Flatt, respectively. As the Corporation’s Chairman is an executive officer of the Corporation, the board has also appointed an independent Lead Director, who is currently R. MacLaren, Chairman of the board’s Governance and Nominating Committee. In February 2003, the board adopted written position descriptions for the Chairman, Group Chairman, Chief Executive Officer and Lead Director. These position descriptions are reviewed annually by the board and posted on the Corporation’s web site, www.brascancorp.com, under “Investor Centre/Corporate Governance”, and are summarized below.

The Chairman manages the business of the board and ensures that the functions identified in its mandate are being carried out effectively by the board and its committees. In addition, the Chairman is responsible for the following functions: preparing the agenda for each board meeting in consultation with the Lead Director and Chief Executive Officer; ensuring directors receive the information required to perform their duties; ensuring an appropriate committee structure and making initial recommendations for committee appointments; in consultation with the Lead Director, ensuring that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors; and working with the Chief Executive Officer and senior management of the Corporation to monitor progress on strategic planning,policy implementation and succession planning.

The Group Chairman provides advice to the Chief Executive Officer and the senior management team on long-term industry trends and business affairs likely to impact the Corporation’s operations. He also provides assistance with major strategic initiatives; co-ordinates relationships with group advisory and corporate subsidiary boards; and chairs a number of the human resource committees of the Corporation’s subsidiaries and affiliates.

The Lead Director presides over all private sessions of the non-management directors of the board and is responsible for ensuring that matters raised during these meetings are reviewed with the Corporation’s management and acted upon in a timely fashion. The Lead Director consults with the Chairman on the agenda for each board meeting and, in consultation with the Chairman, ensures that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors.

The Chief Executive Officer of the Corporation provides leadership of the Corporation and, subject to approved policies and direction by the board of directors, manages the business and affairs of the Corporation and oversees the execution of its strategic plan. In addition the Chief Executive Officer is responsible for the following functions: presenting to the board for approval an annual strategic plan for the Corporation; presenting to the Board for approval the capital and operating plans to implement approved strategies on an ongoing basis; acting as the primary spokesman for the Corporation to all stakeholders; presenting to the board for approval an annual assessment of senior management and succession plans; recommending the appointment or termination of any officer of the Corporation other than the Chairman and Group Chairman; and, together with the Chief Financial Officer, ensuring that controls and procedures are in place to ensure the accuracy and integrity of the Corporation’s financial reporting and public disclosures.

Management’s Relationship to the Board

The Corporation’s senior management reports to and is accountable to the board of directors. J. Cockwell, B. Flatt, R. Harding and G. Myhal, who are executives of the Corporation, are also members of the Corporation’s board of directors. At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all management at the conclusion of every meeting, under the leadership of the Lead Director.

Directors who are also members of management do not sit on any of the board’s standing committees. Members of management attend committee meetings at the invitation of the committee chairmen. The committees also meet independently of all management at the conclusion of every meeting.

Management Accountability

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. A special meeting of the Corporation’s board is held each year to review the strategic initiatives and annual business plan submitted by senior management. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

Board and Committee Information

The information provided by management to directors is considered to be critical to their effectiveness. In addition to the reports presented to the board and its committees at their regular and special meetings, the directors are also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation’s strategic plan and the attainment of its objectives. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board.

COMMUNICATION AND DISCLOSURE POLICIES

The Corporation has adopted a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. This Corporate Disclosure Policy is reviewed annually by the board of directors and posted on the Corporation’s web site, www.brascancorp.com, under “Investor Centre/Corporate Governance”.

The Corporation endeavours to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a web site that provides summary information on the Corporation and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation’s shareholders at the Annual Meeting and are available to respond to questions at that time.

Shareholders who wish to contact the Chairman, Lead Director or other board members can do so directly or through the Secretary of the Corporation.

The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and web casts to discuss the Corporation’s financial results. The Corporation also endeavours to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.

CODE OF BUSINESS CONDUCT

In February 2003, the board of directors approved a Code of Business Conduct (“Code”) for the directors and employees of the Corporation and its wholly-owned subsidiaries. It has always been the policy of the Corporation that all its activities be conducted with the highest standards of honesty and integrity and in compliance with all legal requirements. The Code formally sets out standards for behaviour and practice and requires all directors and employees to indicate in writing their familiarity with the Code and their agreement to comply with it. This Code is reviewed annually by the board of directors and is posted on the Corporation’s web site, www.brascancorp.com, under “Investor Centre/Corporate Governance”.

PART FIVE – OTHER INFORMATION

INDEBTEDNESS OF DIRECTORS, EXECUTIVES AND SENIOR OFFICERS
UNDER SECURITIES PURCHASE PROGRAMS

In response to changing US guidelines on executive loans, the Corporation discontinued granting any further executive loans under its Management Share Purchase Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at March 16, 2004 the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation of all officers, directors and employees and former officers, directors and employees of the Corporation, for loans previously made in connection with the purchase of securities of the Corporation or any of its associated companies was approximately US$10.2 million. The largest aggregate amount of debt outstanding during the year ended December 31, 2003 was US$17.2 million. This indebtedness represents loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the ESOP prior to June 2002, as described on the following page.

Under the ESOP, loans were made to executive officers of the Corporation to enable them to own shares designated by the board of directors, excluding shares pledged under the MSPP (the “Designated Shares”). Each loan is evidenced by a promissory note of the executive officer and the Designated Shares are pledged as collateral security for the payment of the note. The loans bear interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank.

The following table sets forth the names of the directors and officers of the Corporation and its affiliates to whom loans have been made in respect of the MSPP and the ESOP, together with the largest amount outstanding during the fiscal year ended December 31, 2003 and the amount outstanding as at March 16, 2004. No new loans were made to executives during the year ended December 31, 2003.

				Largest Amount Outstanding	Amount Outstanding
				during year Ended	as at
	Place of	Principal Position		December 31, 2003(a)	March 16, 2004(a)
	Residence	of Borrower	Issuer Company	(US$)	(US$)
Jack L. Cockwell	Toronto, Ontario	Group Chairman
		Brascan Corporation	Brascan	2,692,308	1,923,077
J. Bruce Flatt	Toronto, Ontario	Chief Executive Officer
		Brascan Corporation	Brascan	2,692,308	2,307,692
Harry A. Goldgut	Thornhill, Ontario	Co-Chairman & Chief Executive Officer
		Brascan Power	Brascan	1,263,389	301,846
Robert J. Harding	Toronto, Ontario	Chairman
		Brascan Corporation	Brascan	2,630,665	1,288,462
Edward C. Kress	Toronto, Ontario	Chairman
		Brascan Power	Brascan	1,145,182	1,145,182
Craig J. Laurie	New York, N.Y.	Senior Vice-President, Finance
		Brookfield Properties Corporation	Brascan	384,625	—
Brian D. Lawson	Toronto, Ontario	Chief Financial Officer
		Brascan Corporation	Brascan	2,692,308	2,307,692
Richard Legault	Gatineau, Quebec	President & Chief Operating Officer
		Brascan Power	Brascan	1,049,466	87,923
Jeffrey M. Blidner	Toronto, Ontario	Managing Partner
		Brascan Corporation	Brascan Financial	2,641,835	2,257,219
George E. Myhal	Toronto, Ontario	Chief Operating Officer
		Brascan Corporation	Brascan Financial	2,655,416	2,343,878
Samuel J.B. Pollock	Oakville, Ontario	Managing Partner
		Brascan Corporation	Brascan Financial	2,669,135	2,305,289

Note:

(a)	The security for indebtedness referred to above are Class A Limited Voting Shares of the Corporation,publicly traded securities of associated companies or securities of Partners Limited or BNN Investments Ltd. (see “Principal Holders of Voting Shares”).

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains directors and officers insurance with an annual policy limit of $38,461,539 (C$50,000,000) subject to a corporate deductible of $384,615 (C$500,000) per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently $97,692 annually.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

During the fiscal year ended December 31, 2003, no director, senior officer or associate of a director or senior officer or, to the knowledge of the directors or senior officers of the Corporation after having made reasonable inquiry, any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation except as noted below nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation.

BNN Investments Ltd. repaid $65.4 million of preferred shares to the Corporation during March 2004. These preferred shares were acquired in 1987 by the Corporation pursuant to a previous business combination. The Corporation has no further investment in BNN Investments Ltd.

In May 2003, in order to further align his business interests with the Corporation’s, the Corporation acquired from Mr. Bruce Flatt his indirect interest in 180,000 common shares of Brookfield Properties Corporation and 36,000 common shares of Brookfield Homes Corporation in exchange for the issuance of 170,000 Class A Limited Voting Shares of the Corporation. This exchange was based on the market prices of the shares of the Corporation, Brookfield Properties Corporation and Brookfield Homes Corporation at that time. The transaction was reviewed and approved by the Corporation’s board of directors on April 29, 2003 and the issuance of the Brascan Class A Limited Voting Shares of the Corporation was approved by the relevant stock exchanges.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and: (i) the most recent annual information form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; (ii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2003, together with the report of the auditors thereon; (iii) the most recent annual report of the Corporation, which includes management’s discussion and analysis of financial condition and results of operations; and (iv) the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year.

OTHER BUSINESS

The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.

DIRECTORS’ APPROVAL

The contents and sending of this Circular have been approved by the directors of the Corporation.

Signed,

ALAN V. DEAN
Toronto, Canada	Senior Vice-President
March 26, 2004	and Secretary

MANAGEMENT INFORMATION CIRCULAR

SCHEDULE A – TSX CORPORATE GOVERNANCE GUIDELINES

The board of directors is of the view that Brascan’s corporate governance practices and procedures are comprehensive and consistent with the 14 guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The following summarizes these guidelines and sets out the Corporation’s current practices in each case.

1.	The board of directors should explicitly assume responsibility for stewardship of the Corporation, including the areas described below.

The board has adopted a written charter setting out its responsibilities, which is reviewed and approved annually and posted on the Corporation’s web site. These responsibilities include, among other things, the following specific responsibilities:

(a)	Adoption of a strategic planning process

The board meets annually to review the Corporation’s overall business strategies and its annual business plan, and also reviews major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives.

(b)	Identification of principal risks and the implementation of appropriate risk management systems

The board, directly and through its Audit Committee, reviews the principal risks of the Corporation’s businesses to ensure that these risks are within acceptable limits and that appropriate systems are in place to manage these risks.

(c)	Succession planning including monitoring senior management

The board appoints the Chief Executive Officer and other members of senior management. The board directly, and through its Management Resources and Compensation Committee, reviews the Corporation’s succession plan and the annual performance of senior management.

(d)	Communications policy

The board has approved a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. This policy is posted on the Corporation’s web site.

(e)	Integrity of internal controls and management information systems

The board has appointed an Internal Auditor who reports administratively to the Corporation’s Chief Financial Officer and has direct access to the Chairman of the board’s Audit Committee.

2-3.	The board should be composed of a majority of unrelated directors, that is directors who are independent of management and free from any business interests, other than shareholdings, which could interfere with his or her ability to act in the best interests of the Corporation. The board has the responsibility to apply the definition of unrelated director and disclose annually the principles and conclusions of this application.

The board considers that 9 of its 16 directors proposed for election, comprising a majority of the board, are unrelated directors within the meaning of the TSX Guidelines. The proposed directors who are considered to be unrelated are James Blanchard, Julia Foster, James Gray, Philip Lind, Roy MacLaren, Wallace McCain, Jack Mintz, Saul Shulman and George Taylor. The board also considers these 9 directors to be independent under the requirements of the New York Stock Exchange. In making this determination, the board has examined the circumstances of each director in relation to a number of factors, including each director’s current and past role in the management of the Corporation or its affiliates. The board has also adopted a specific guideline for determining independence, as set out on page 19 of this Circular.

4-5.	The board should appoint a Committee of non-management directors, a majority of whom are unrelated, to propose new nominees for election to the board and for assessing directors on an ongoing basis. The board should implement a process for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The board has appointed a Governance and Nominating Committee (“GNC”). All of the members of the GNC are unrelated and independent directors. The GNC has adopted a written charter setting out its responsibilities, which is reviewed and approved annually and posted on the Corporation’s web site. The GNC is responsible, among other things, for reviewing credentials of nominees for election or appointment to the board and for recommending candidates for board membership. To do this, the GNC maintains an “evergreen“ list of candidates to ensure outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates are assessed in relation to the criteria established by the board to ensure it has the appropriate mix of talents, quality, skills and other board requirements necessary to promote sound governance and an effective board. The GNC is also responsible, among other things, for reviewing the effectiveness of the board’s operations and for assessing the performance of the board and its directors and the contribution of individual directors. The board has in place a formal procedure for evaluating the performance of the board and its committees, consisting of questionnaires, private interviews by the Chairman with each director, and a report from the Chairman to the GNC.

6.	The board should provide an orientation and education program for new directors.

New directors are provided with comprehensive information about the Corporation and its affiliates. Directors have the opportunity to meet and participate in work sessions with the senior management of the Corporation, its subsidiaries and affiliates to obtain insight into the operations of the Corporation and its affiliates.

7.	The board should examine its size in relation to effective decision-making and adjust its size where appropriate.

The GNC is responsible, among other things, for periodically assessing the size and composition of the board and its committees and making recommendations to the board. The board considers that its present size is appropriate given the diversity of its operations and the need for a variety of experience and backgrounds to ensure an effective and efficient board.

8.	The board should review the adequacy and form of director compensation to reflect the risk and responsibilities of its directors.

The GNC is responsible for reviewing and recommending director compensation to the board and does so on an annual basis.

9.	Board committees should generally be composed of non-management directors,a majority of whom are unrelated.

No committees of the board have officers of the Corporation as members. All committees of the board are composed solely of outside directors, all of whom are unrelated and independent directors. In addition, the members of the Audit Committee and the Management Resources and Compensation Committee meet an additional test of independence under the U.S. Sarbanes-Oxley Act of 2002, as described on page 20 of this Circular.

10.	The board or one of its committees should expressly assume responsibility for developing the Corporation’s approach to governance issues, including its response to the TSX guidelines.

While the board of directors retains overall responsibility for corporate governance matters, its committees each have specific responsibilities for certain aspects of corporate governance. In particular, the GNC is responsible for reviewing the Corporation’s statement of corporate governance practices, including its response to the TSX Guidelines and has approved this summary. These are reviewed and approved annually and posted on the Corporation’s web site.

11.	The board,together with the CEO,should define management’s role and responsibilities, including the CEO’s corporate objectives.

The Management Resources and Compensation Committee is responsible, among other things, for reviewing and reporting to the board on management resource planning,including succession planning,proposed senior management appointments, and the job descriptions and annual objectives of its senior executives.The board has also adopted position descriptions for the Chairman, Group Chairman, CEO and Lead Director, which are reviewed and approved annually and posted on the Corporation’s web site.

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets,and the effective utilization of shareholder capital.The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

12.	The board should have in place appropriate structures to ensure that it can function independent of management.

At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present.The board also meets independently of all management at the conclusion of every meeting, under the leadership of the board’s Lead Director. The board’s Lead Director is currently Roy MacLaren, an unrelated and independent director, who is also Chairman of the GNC. The board’s standing committees also meet in private session at the conclusion of each scheduled meeting without management present.

13.	The audit committee of the board should be comprised only of non-management members, should have a specific mandate, and have direct access to the Corporation’s external and internal auditors and oversight over these functions.

The Audit Committee of the board is composed solely of unrelated and independent directors, who also meet the additional independence test under the Sarbanes-Oxley Act as described above. The mandate of the Audit Committee is set out in a written charter, which is reviewed by that committee and the GNC and approved by the board annually and posted on the Corporation’s web site. Among other things, the Audit Committee is responsible for monitoring the Corporation’s systems and procedures for internal controls, monitoring the performance of the Corporation’s external and internal auditors, appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee also meets regularly in private session with the Corporation’s external and internal auditors and without management present to discuss and review specific issues as appropriate.

14.	Individual directors should be able to engage outside advisers under appropriate conditions.

Individual directors of the board are free to consult with members of senior management, whenever they so require, and to engage outside advisors with board authorization.

SCHEDULE B

SPECIAL RESOLUTION RELATING TO A DECREASE IN THE NUMBER OF DIRECTORS

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The Articles of the Corporation be amended to decrease the number of directors from eighteen to sixteen.

2.	Any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver Articles of Amendment,in duplicate,to the Director under the Business Corporation’s Act (Ontario), in order to give effect to this Special Resolution,and to execute and deliver all such other documents and to do all such acts and things as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing.

SCHEDULE C

RESOLUTION RELATING TO AN AMENDMENT TO THE MANAGEMENT SHARE OPTION PLAN

BE IT RESOLVED THAT:

1.	Section 1.4(a) of the Management Share Option Plan (the “Plan”) of the Corporation is hereby amended to increase the number of Class A Limited Voting Shares which may be issued pursuant to the exercise of options under the Plan by an additional 6,000,000 Class A Limited Voting Shares to a Plan maximum of 12,000,000 Class A Limited Voting Shares.

2.	Any director or officer of the Corporation is hereby authorized for and in the name of and on behalf of the Corporation to execute or cause to be executed, and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.

Brascan Corporation

Suite 300, BCE Place
Box 762, 181 Bay Street
Toronto, Ontario Canada
M5J 2T3

CLASS A LIMITED VOTING SHARES

     PROXY, solicited by Management, for the Annual and Special Meeting of Shareholders of Brascan Corporation to be held on Friday, April 30, 2004 at 10:30 a.m., Toronto time, and at all adjournments thereof.

     The undersigned holder of Class A Limited Voting Shares of Brascan Corporation (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof                      ), as proxy of the undersigned to attend and vote, in respect of all the Class A Limited Voting Shares registered in the name of the undersigned, at the Annual and Special Meeting of Shareholders of the Corporation to be held on Friday, April 30, 2004, and at any adjournments thereof, on the following matters:

1.	Special Resolution to Decrease the Number of Directors (Mark either (a) or (b))
	(a)	☐	FOR the Special Resolution to decrease the number of directors; or
	(b)	☐	AGAINST the Special Resolution to decrease the number of directors.
2.	Election of Directors (Mark either (a) or (b))
	(a)	☐	FOR the election as directors of all nominees for election by the holders of the Class A Limited Voting Shares listed in the accompanying Management Information Circular other than (please specify) ;or
	(b)	☐	WITHHOLD from voting in the election of directors.
3.	Amendment to the Management Share Option Plan (Mark either (a) or (b))
	(a)	☐	FOR the Plan Resolution to amend the Management Share Option Plan; or
	(b)	☐	AGAINST the Plan Resolution to amend the Management Share Option Plan.
4.	Appointment of Auditors (Mark either (a) or (b))
	(a)	☐	FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or
	(b)	☐	WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.

     In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the election as directors of all nominees for election by holders of the Class A Limited Voting Shares specified in the accompanying Management Information Circular and for the appointment of auditors.

Name of Shareholder:
Number of Class A Limited Voting Shares:
Date , 2004
Signature
NOTES:
1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.
2.	If the shareholder is an individual, please sign exactly as your shares are registered.
If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.
In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.
3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Wednesday, April 28, 2004 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.
4.	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.
5.	Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.
6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.
7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

CLASS B LIMITED VOTING SHARES

     PROXY, solicited by Management, for the Annual and Special Meeting of Shareholders of Brascan Corporation to be held on Friday, April 30, 2004 at 10:30 a.m., Toronto time, and at all adjournments thereof.

     The undersigned holder of Class B Limited Voting Shares of Brascan Corporation (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof                     ), as proxy of the undersigned to attend and vote, in respect of all the Class B Limited Voting Shares registered in the name of the undersigned, at the Annual and Special Meeting of Shareholders of the Corporation to be held on Friday, April 30, 2004, and at any adjournments thereof, on the following matters:

1.	Special Resolution to Decrease the Number of Directors (Mark either (a) or (b))
	(a)	☐	FOR the Special Resolution to decrease the number of directors; or
	(b)	☐	AGAINST the Special Resolution to decrease the number of directors.
2.	Election of Directors (Mark either (a) or (b))
	(a)	☐	FOR the election as directors of all nominees for election by the holders of the Class B Limited Voting Shares listed in the accompanying Management Information Circular other than (please specify) ;or
	(b)	☐	WITHHOLD from voting in the election of directors.
3.	Appointment of Auditors (Mark either (a) or (b))
	(a)	☐	FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or
	(b)	☐	WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.

     In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the election as directors of all nominees for election by holders of the Class B Limited Voting Shares specified in the accompanying Management Information Circular and for the appointment of auditors.

Name of Shareholder:
Number of Class B Limited Voting Shares:
Date , 2004
Signature
NOTES:
1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.
2.	If the shareholder is an individual, please sign exactly as your shares are registered.
If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.
In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.
3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Wednesday, April 28, 2004 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.
4.	A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.
5.	Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.
6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.
7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.